AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                          NUMED HOME HEALTH CARE, INC.,

                            BANYAN ACQUISITION CORP.

                                       AND

                        BANYAN HEALTHCARE SERVICES, INC.

                                FEBRUARY 17, 1998

                                TABLE OF CONTENTS


   ARTICLE I . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

   THE RECAPITALIZATION AND PRE-MERGER DIVIDEND  . . . . . . . . . . . . .

        1.1  Recapitalization  . . . . . . . . . . . . . . . . . . . . . .
        1.2  Recapitalization and Declaration of the Dividend  . . . . . .

   ARTICLE II

   THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

        2.1 The Merger . . . . . . . . . . . . . . . . . . . . . . . . . .
        2.2  Effective Time  . . . . . . . . . . . . . . . . . . . . . . .
        2.3 Effects of the Merger  . . . . . . . . . . . . . . . . . . . .
        2.4 Certificate of Incorporation and By-laws . . . . . . . . . . .
        2.5 Directors  . . . . . . . . . . . . . . . . . . . . . . . . . .
        2.6 Officers . . . . . . . . . . . . . . . . . . . . . . . . . . .
        2.7 Vacancies  . . . . . . . . . . . . . . . . . . . . . . . . . .

   ARTICLE III

   EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
   CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES  . . . . . . . . . .

        3.1 Effect on Capital Stock  . . . . . . . . . . . . . . . . . . .

        (a) Cancellation of Company and Parent Owned Stock and Rights  . .
        (b) Conversion of Shares . . . . . . . . . . . . . . . . . . . . .
        (c) Shares of Dissenting Stockholders  . . . . . . . . . . . . . .
        (d) Options and Warrants Currently Outstanding . . . . . . . . . .

        3.2 Exchange of Certificates . . . . . . . . . . . . . . . . . . .

        (a) Exchange Agent . . . . . . . . . . . . . . . . . . . . . . . .
        (b) Payment of Merger Consideration  . . . . . . . . . . . . . . .
        (c) Exchange Procedure . . . . . . . . . . . . . . . . . . . . . .
        (d) Distributions with Respect to Unexchanged Banyan Shares  . . .
        (e) No Further Ownership Rights in Banyan Shares . . . . . . . . .
        (f) Merger Consideration for Unexchanged Banyan Shares . . . . . .
        (g) Options Under Option Plans . . . . . . . . . . . . . . . . . .

   ARTICLE IV

   REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . .

        4.1 Representations and Warranties of the Company  . . . . . . . .

        (a) Organization, Standing and Power . . . . . . . . . . . . . . .
        (b) Financial Statements and Other Financial Information
               Provided is Accurate
        (c) Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . .
        (d) Capital Structure  . . . . . . . . . . . . . . . . . . . . . .
        (e) Authority; Non-contravention . . . . . . . . . . . . . . . . .
        (f) Information Supplied . . . . . . . . . . . . . . . . . . . . .
        (g) Absence of Super Majority Provision  . . . . . . . . . . . . .
        (h) Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . .
        (i) Litigation . . . . . . . . . . . . . . . . . . . . . . . . . .
        (j) Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . .

        4.2 Representations and Warranties of Parent and Sub . . . . . . .

        (a) Organization, Standing and Power . . . . . . . . . . . . . . .
        (b) Financial Statements and Other Financial Information
               Provided are Accurate
        (c) Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . .
        (d) Earlier Mergers and Acquisitions . . . . . . . . . . . . . . .
        (e) Capital Structure  . . . . . . . . . . . . . . . . . . . . . .
        (f) Authority; Non-contravention . . . . . . . . . . . . . . . . .
        (g) Information Supplied . . . . . . . . . . . . . . . . . . . . .
        (h) Absence of Certain Changes or Events . . . . . . . . . . . . .
        (i) Absence of Super Majority Provision  . . . . . . . . . . . . .
        (j) Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . .
        (k) Litigation . . . . . . . . . . . . . . . . . . . . . . . . . .
        (l) Absence of Changes in Benefit Plans  . . . . . . . . . . . . .
        (m) ERISA Compliance . . . . . . . . . . . . . . . . . . . . . . .
        (n) Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . .
        (o) No Excess Parachute Payments . . . . . . . . . . . . . . . . .
        (p) Environmental Matters  . . . . . . . . . . . . . . . . . . . .
        (q) Compliance with Laws . . . . . . . . . . . . . . . . . . . . .
        (r) Material Contracts and Agreements  . . . . . . . . . . . . . .
        (s) Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . .
        (t) Title to Properties, etc.  . . . . . . . . . . . . . . . . . .
        (u) Intellectual Property  . . . . . . . . . . . . . . . . . . . .
        (v) Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . .
        (w) Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . .
        (x) Transactions with Affiliates . . . . . . . . . . . . . . . . .

   ARTICLE V

   COVENANTS RELATING TO CONDUCT OF BUSINESS . . . . . . . . . . . . . .

        5.1 Conduct of Business. . . . . . . . . . . . . . . . . . . . . .

        (a) Ordinary Course  . . . . . . . . . . . . . . . . . . . . . . .
        (b) Changes in Employment Arrangements . . . . . . . . . . . . . .
        (c) Severance  . . . . . . . . . . . . . . . . . . . . . . . . . .

        5.2 Other Actions  . . . . . . . . . . . . . . . . . . . . . . . .

        5.3 Advice of Changes  . . . . . . . . . . . . . . . . . . . . . .

   ARTICLE VI

   ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . .

        6.1 Stockholder Approval; Preparation of the Joint Proxy
               Statement/Prospectus  . . . . . . . . . . . . . . . . . . .
        6.2 Letter of the Company's Accountants  . . . . . . . . . . . . .
        6.3 Letter of Parent's Accountants . . . . . . . . . . . . . . . .
        6.4 Access to Information. . . . . . . . . . . . . . . . . . . . .
        6.5 Reasonable Efforts; Notification . . . . . . . . . . . . . . .
        6.6 Indemnification  . . . . . . . . . . . . . . . . . . . . . . .
        6.7 Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . .
        6.8 Public Announcements . . . . . . . . . . . . . . . . . . . . .
        6.9 Stockholder Litigation . . . . . . . . . . . . . . . . . . . .

   ARTICLE VII

   CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . . . . . . .

        7.1 Conditions to Each Party's Obligation to Effect the Merger . .

        (a) Company Stockholder Approval and New Common Stockholder
               Approval  . . . . . . . . . . . . . . . . . . . . . . . . .
        (b) No Injunctions or Restraints . . . . . . . . . . . . . . . . .
        (c) Joint Proxy Statement/Prospectus Effectiveness . . . . . . . .
        (d) Exchange Listing . . . . . . . . . . . . . . . . . . . . . . .

        7.2 Conditions of Parent . . . . . . . . . . . . . . . . . . . . .

        (a) Compliance . . . . . . . . . . . . . . . . . . . . . . . . . .
        (b) Certifications and Opinion . . . . . . . . . . . . . . . . . .
        (c) Representations and Warranties True  . . . . . . . . . . . . .
        (d) Affiliate Letters  . . . . . . . . . . . . . . . . . . . . . .
        (e) Corporate Dividend Laws  . . . . . . . . . . . . . . . . . . .
        (f) Consents, etc. . . . . . . . . . . . . . . . . . . . . . . . .
        (g) No Litigation  . . . . . . . . . . . . . . . . . . . . . . . .
        (h) Dissenting Stockholders  . . . . . . . . . . . . . . . . . . .
        (i) Satisfactory Due Diligence . . . . . . . . . . . . . . . . . .
        (j) No Material Adverse Change . . . . . . . . . . . . . . . . . .
        (k) Opinion of Financial Advisor . . . . . . . . . . . . . . . . .
        (l) Employment Agreement . . . . . . . . . . . . . . . . . . . . .
        (m) Lender Approval  . . . . . . . . . . . . . . . . . . . . . . .

        7.3 Conditions of the Company  . . . . . . . . . . . . . . . . . .

        (a) Compliance . . . . . . . . . . . . . . . . . . . . . . . . . .
        (b) Certifications and Opinion . . . . . . . . . . . . . . . . . .
        (c) Representations and Warranties True  . . . . . . . . . . . . .
        (d) Tax Opinion  . . . . . . . . . . . . . . . . . . . . . . . . .
        (e) Dissenting Stockholders  . . . . . . . . . . . . . . . . . . .
        (f) Satisfactory Due Diligence . . . . . . . . . . . . . . . . . .
        (g) No Material Adverse Change . . . . . . . . . . . . . . . . . .

   ARTICLE VIII

   TERMINATION, AMENDMENT AND WAIVER . . . . . . . . . . . . . . . . . . .

        8.1 Termination  . . . . . . . . . . . . . . . . . . . . . . . . .

   ARTICLE IX  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

   SPECIAL PROVISIONS AS TO CERTAIN MATTERS  . . . . . . . . . . . . . . .

        9.1 No Solicitation  . . . . . . . . . . . . . . . . . . . . . . .

   ARTICLE X . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

   GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . .

        10.1 Survival of Representations and Warranties  . . . . . . . . .
        10.2 Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .
        10.3 Definitions . . . . . . . . . . . . . . . . . . . . . . . . .
        10.4 Interpretation  . . . . . . . . . . . . . . . . . . . . . . .
        10.5 Counterparts  . . . . . . . . . . . . . . . . . . . . . . . .
        10.6 Entire Agreement: No Third-Party Beneficiaries  . . . . . . .
        10.7 Governing Law . . . . . . . . . . . . . . . . . . . . . . . .
        10.8 Assignment  . . . . . . . . . . . . . . . . . . . . . . . . .
        10.9 Enforcement of the Agreement  . . . . . . . . . . . . . . . .
        10.10 Severability . . . . . . . . . . . . . . . . . . . . . . . .

        AGREEMENT AND PLAN OF MERGER dated as of February 17, 1998 (the "Agreement"), by and among NUMED HOME HEALTH CARE, INC., a Nevada corporation (the "Parent"), BANYAN ACQUISITION CORP., a Nevada corporation to be formed ("Sub") and BANYAN HEALTHCARE SERVICES, INC., a Delaware corporation (the "Company") (the Parent, the Sub and the Company are individually referred to as a "Party" and collectively referred to as the "Parties").

        WHEREAS, prior to the Closing (as defined in Section 2.2) the Board of Directors of Parent will approve: (i) a class of non-voting redeemable preferred stock (the "Preferred Stock") having a par value of $0.01 per share, a face amount of $10.00 per share, an annual cumulative dividend of $1.00 and which shall become convertible into a debenture having a principal amount of $10.00, a five year term and ten percent interest rate; (ii) a new class of common stock (the "New Common Stock") having a par value of $0.01 per share; and, (iii) a new class of warrants which shall carry the right to purchase one tenth (.10) of one share of New Common Stock for a price of $0.40 per share (the "Warrants"); and

        WHEREAS, contingent upon the Closing, the Board of Directors of Parent will approve a recapitalization of Parent (the "Recapitalization") pursuant to which each share of the Common Stock, par value $0.001 (the "Old Common Stock"), shall be exchanged for: (i) one-tenth (.10) of one share of New Common Stock; (ii) one-tenth (.10) of a share of Preferred Stock; and, (iii) one Warrant; and

        WHEREAS, contingent upon the Closing, the Board of Directors of Parent will declare a dividend to holders of record of New Common Stock immediately prior to the Closing (the "Pre-Merger Dividend") at the rate of $15.00 per share of New Common Stock in cash; and

        WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the merger of the Sub with and into the Company by Parent (the "Merger") on the terms and subject to the conditions of this Agreement, whereby each of the issued and outstanding shares of the Company's Common Stock, $0.001 par value (the "Banyan Shares"), shall be exchanged for one (1) share of New Common Stock; and

        WHEREAS, for federal tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") with respect to pre-merger stockholders of the Company; and

        WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

        NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the Parties agree as follows:


                                    ARTICLE I

                  THE PRE-MERGER RECAPITALIZATION AND DIVIDEND

        1.1 Recapitalization. Prior to the Closing, the Board of Directors of the Parent shall approve a recapitalization pursuant to which each share of Old Common Stock, par value $0.001, shall be exchanged for the following:

             (a) one-tenth (.10) of one share of New Common Stock, par value $0.01;

             (b) one-tenth (.10) of one share of Preferred Stock, face amount $10.00, par value $0.01; and

             (c) one Warrant to purchase one-tenth (.10) of one share of New Common Stock at $0.40 per share with a two (2) year expiration period and a forced exercise provision in the event the New Common Stock's closing price exceeds $6.00 per share for seven consecutive trading days on the principal registered stock exchange or recognized electronic inter-dealer quotation medium on which shares of New Common Stock are traded.

        1.2 Fractional Shares and Warrants. Parent will not issue fractional shares of New Common Stock, Preferred Stock or fractional Warrants. The Parent will issue a full share or Warrant in lieu of fractional shares or Warrants.

        1.3 The Declaration of the Dividend. Immediately after the Recapitalization and prior to the Closing, the Board of Directors of the Parent shall declare a dividend to holders of record of the New Common Stock in the form of $15.00 per share in cash, to be paid after the Closing.


                                   ARTICLE II

                                   THE MERGER

        2.1 The Merger. Upon the terms and subject to the conditions hereof and in accordance with the Nevada General Corporation Law ("NGCL") and the Delaware General Corporation Law (the "DGCL"), the Sub shall be merged with and into the Company at the Effective Time of the Merger (as hereinafter defined). Following the Merger, the separate corporate existence of the Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Sub in accordance with the NGCL.

        2.2 Effective Time. As soon as practicable following the satisfaction or, to the extent permitted hereunder, waiver of the conditions set forth in Article VII, the Surviving Corporation shall file the certificates of merger (the "Certificates of Merger") required by the NGCL and the DGCL with respect to the Merger and other appropriate documents (the "Articles of Merger") executed in accordance with the relevant provisions of the NGCL and the DGCL. The Merger shall become effective on the date of the Closing at which time the Certificates of Merger will be duly filed with the Delaware Secretary of State and the Nevada Secretary of State, or at such other time as the Sub and the Company shall agree should be specified in the Articles of Merger and the Certificates of Merger (the time the Merger becomes effective being the "Effective Time of the Merger"). The closing of the Merger (the "Closing") shall take place at the offices of Foley & Lardner in Tampa, Florida, approximately fifteen days after the latest to occur of: (a) the meeting of stockholders of the Company contemplated by this Agreement to approve the Merger (the "Company's Stockholders Meeting"); (b) the meeting of the stockholders of the Parent (the "Parent's Stockholders Meeting"), or, (c) if any of the conditions set forth in Article VII have not been satisfied, then as soon as practicable thereafter, or at such other time and place or such other date as Parent and the Company shall agree (the "Closing Date"). At the Closing, the Parties will authorize the filing of the Certificates of Merger, to become effective as agreed by the Parties.

        2.3 Effects of the Merger. The Merger shall have the effects set forth in the NGCL and the DGCL. If at any time after the Effective Time of the Merger, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or otherwise are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, all rights, title and interests in all real estate and other property and all privileges, powers and franchises of the Company and the Sub, the Surviving Corporation and its proper officers and directors, in the name and on behalf of the Company and the Sub, shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Company and Sub or otherwise to take any and all such action.

        2.4  Certificate of Incorporation and By-laws.

             (a) The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time of the Merger shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

             (b) The By-laws of the Company as in effect immediately prior to the Effective Time of the Merger shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

             (c) Any reasonable amendments to the Certificate of Incorporation and By-Laws of the Parent deemed necessary or appropriate by the Company to protect the interests of the Company's Stockholders shall be made by the Parent and submitted to the Parent's stockholders at Parent's Stockholders' Meeting with the approval of the Parent's Board of Directors, which approval shall not be unreasonably withheld.

        2.5 Directors. The Board of Directors of the Company immediately prior the Closing shall be the Board of Directors of the Surviving Corporation. The Board of Directors of the Parent following the Closing shall consist of two designees of the pre-merger Board of the Parent who shall be, subject to approval at the Parent's Stockholders Meeting, Mr. Jugal K. Taneja and Ms. Susan J. Carmichael, and five designees of the stockholders of the Company, to be named by the Company's Board of Directors (collectively the "Post Merger Board").

        2.6 Officers. The officers of the Company immediately prior to the Effective time of the Merger shall be the officers of the Surviving Corporation immediately following the Effective Time of the Merger. The officers of the Parent immediately following the Closing shall be appointed by the Post-Merger Board immediately after the Closing and shall hold office in accordance with the Certificate of Incorporation and By-laws of the Parent until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

        2.7 Vacancies. If at the Effective Time of the Merger a vacancy shall exist in the Board of Directors or in any of the offices of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by the NGCL and the Certificate of Incorporation and By-laws of the Surviving Corporation.

                                   ARTICLE III

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

        3.1 Effect on Capital Stock. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder of any stock of the Company (the "Banyan Shares"):

             (a) Cancellation of Company and Parent Owned Stock and Rights. All Banyan Shares and any rights that are held in treasury by the Company or are owned by any wholly-owned subsidiary of the Company and any Banyan Shares and any rights to acquire Banyan Shares owned by Parent or any other wholly-owned subsidiary of Parent or Sub shall be canceled and no consideration shall be delivered in exchange therefor.

             (b)  Conversion of Shares. Subject to Sections 3.1(a), (c) and
   (d), each issued and outstanding Banyan Share shall be converted into the right to receive one Share of New Common Stock upon the surrender of the certificate formerly representing such Banyan Share pursuant to Section
   3.2 (the "Merger Consideration").

             (c) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any holder of Banyan Shares outstanding immediately prior to the Effective Time of the Merger who is entitled to demand and elects to demand appraisal rights under Section 262 of the DGCL and who has fully complied with the provisions thereof and who has not effectively withdrawn or lost such right (a "Dissenting Stockholder"), shall not receive the Merger Consideration, but shall be entitled to receive from the Surviving Corporation such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the DGCL; provided, however, that each Banyan Share outstanding immediately prior to the Effective Time of the Merger and held by a Dissenting Stockholder who, after the Effective Time of the Merger, withdraws his demand for appraisal under Section 262 of the DGCL, in writing delivered to the Surviving Corporation (subject to the written approval of the Surviving Corporation to the extent required by Section 262 of the DGCL) or otherwise loses his right of appraisal, in either case pursuant to the DGCL, shall be deemed to be converted, as of the Effective Time of the Merger, into the right to receive the Merger Consideration. The Company shall give Parent prompt notice of any written demands for appraisal received by the Company.

             (d) Options and Warrants Currently Outstanding. As of the date of this Agreement:

                  (i) there are no outstanding options or warrants to acquire additional Banyan Shares; and

                  (ii) the exercise price per share and the number of shares issuable upon exercise of existing options and warrants of the Parent shall be adjusted in accordance with the terms of each such security.

        3.2  Exchange of Certificates.

             (a) Exchange Agent. The Parent's current stock transfer agent (or such other person who may be so appointed) will act as the exchange agent (the "Exchange Agent") for the issue of the Merger Consideration upon surrender of certificates representing Banyan Shares.

             (b) Delivery of Merger Consideration. Parent shall take all steps necessary to enable and cause there to be provided to the Exchange Agent on a timely basis, as and when needed after the Effective Time of the Merger, certificates for the New Common Stock to be issued upon the conversion of the Banyan Shares pursuant to Section 3.1.

             (c) Exchange Procedure. As soon as reasonably practicable after the Effective Time of the Merger, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time of the Merger represented outstanding Banyan Shares (the "Certificates"), other than the Company, Parent Sub and any wholly owned subsidiary of the Company , Parent or Sub:

                   (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as Parent and the Company may reasonably specify); and,

                  (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.

   Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive the Merger Consideration in exchange therefor, and the Certificate so surrendered shall immediately be canceled. If the Merger Consideration is to be issued to a person other than the person in whose name the Certificate so surrendered is registered, it shall be a condition of exchange that such Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay any transfer or other taxes required by reason of the exchange to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the Merger Consideration into which the Banyan Shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.1.
   The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Shares held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of persons entitled thereto.

             (d) Distributions with Respect to Unexchanged Certificates. None of the Merger Consideration and no dividends or other distributions declared or made after the Effective Time of the Merger with a record date after the Effective Time of the Merger with respect to the Parent Shares shall be paid to the holder of any Certificate with respect to the New Common Stock represented thereby until the holder of record of such Certificate surrenders such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the Certificates representing the New Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the Merger Consideration; (ii) the amount of dividends or other distributions, if any, with a record date after the Effective Time of the Merger theretofore paid with respect to such New Common Stock; and (iii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to surrender and a payment date subsequent to surrender payable with respect to such New Common Stock.

             (e) No Further Ownership Rights in Banyan Shares. All Shares of New Common Stock issued upon the surrender of Certificates in accordance with the terms of this Article III, together with any dividends payable thereon to the extent contemplated by this Section 3.2, shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the Banyan Shares theretofore represented by such Certificates and, at the Effective Time of the Merger, there shall be no further registration of transfers on the stock transfer books of the Company of the Banyan Shares that were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

             (f) Merger Consideration for Unexchanged Certificates. At any time more than six months after the Effective Time of the Merger, if the Exchange Agent holds any Merger Consideration or any dividends or other distributions in respect of post merger New Common Stock with respect to which the holder of record of a Certificate therefor has not surrendered such Certificate, the Surviving Corporation, on written notice, may direct the Exchange Agent to deliver such Merger Consideration and all such dividends and other distributions to the Surviving Corporation. Upon receipt thereof, the Surviving Corporation shall have no obligation to segregate any cash so received and the holder who has not surrendered such Certificate shall look solely to the Surviving Corporation for payment of the Merger Consideration and any applicable dividends or other distributions.

             (g) Options under Option Plans. The Company does not have any options outstanding under any option plans, or otherwise.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

        4.1 Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, Parent and Sub as follows:

             (a) Organization, Standing and Power. Each of the Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the law of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Company and each of its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed to do business (individually or in the aggregate) would not have a material adverse effect on the Company. As part of the Company's due diligence obligations, the Company will deliver to Parent complete and correct copies of its Certificate of Incorporation and By-laws and the articles or certificates of incorporation, by-laws or other similar organizational and governing documents of its subsidiaries.

             (b) Financial Statements and Other Financial Information Provided is Accurate. All of the financial statements, including the notes contained therein or annexed thereto (the "Company Financial Statements"), and other financial information (the "Company Financial Information"), hereafter provided to Parent, will be true, complete, accurate, prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis, prepared in accordance with the books and records of the Company, and fairly present, in accordance with GAAP, the assets, liabilities and financial position, the results of operations and cash flows of the Company as of the dates and for the periods indicated.

             (c) Subsidiaries. Section 4.1(c) of the Disclosure Schedule lists each direct or indirect subsidiary of the Company. The Company has no subsidiaries that are not corporations. All the outstanding shares of capital stock of the Company's subsidiaries that are corporations have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any person. Except as set forth in Section 4.1 (c) of the Disclosure Schedule, all such stock and ownership interests are owned of record and beneficially by the Company or the Company's subsidiary identified on such schedule as owning such interest, free and clear of all liens, pledges, security interests, charges, claims and other encumbrances of any kind or nature ("Liens"). Except as set forth in Section 4.1(c) of the Disclosure Schedule, no person other than the Company or a subsidiary of the Company holds any equity interest of any kind in a subsidiary of the Company. Except for the capital stock of its subsidiaries and except for the ownership interests set forth in Section 4.1 (c) of the Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock, equity interest or other ownership interest in any corporation, partnership, association, joint venture, limited liability company or other entity.

             (d) Capital Structure. The authorized capital stock of the Company consists of 25,000,000 Banyan Shares and 5,000,000 shares of Preferred Stock, $0.001 par value ("Preferred Stock"). At the close of business on February 16, 1998, there were no shares of Preferred Stock outstanding, approximately 4,500,000 Banyan Shares were issued and outstanding, and no Banyan Shares were reserved for issuance pursuant to options or warrants. All outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as disclosed to Parent and Sub prior to or at the Closing, no capital stock has been issued by the Company since February 16, 1998. Except as disclosed in Section 4.1(d) of the Disclosure Schedule prior to or at the Closing, there are no outstanding or authorized securities, options, warrants, calls, rights, commitments, preemptive rights, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party, or by which any of them is bound, obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other equity or voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. No such rights or options as described in the previous sentence are outstanding on the date hereof. Neither the Company nor any of its subsidiaries are parties to, and to the best knowledge of the Company, no other person is party to, any voting trust, voting agreement, or similar voting agreement or arrangement relating to any equity security of the Company or any subsidiary.

             (e) Authority; Non-contravention. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to Banyan Stockholder Approval (as defined in Section 4.1(g)). This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer or similar laws affecting the enforcement of creditors' rights generally and pursuant to general equitable principles. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under, any provision of (i) the Certificate of Incorporation or By-Laws of the Company or any of its subsidiaries, (ii) except as set forth in Section 4.1(e) of the Disclosure Schedule, any loan or credit agreement, note, bond, mortgage, indenture, lease, municipal contract or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its subsidiaries or their respective properties or assets or (iii) subject to governmental filing and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation or arbitration award applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clause (ii), any such conflicts, violations, defaults, rights or liens, security interests, charges or encumbrances that individually or in the aggregate would not have a material adverse effect on the Company and would not materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or agency, domestic or foreign, including local authorities (a "Governmental Entity"), is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the distribution of (A) a proxy or information statement relating to the Stockholder Approval (such proxy or information statement as amended or supplemented from time to time, the "Joint Proxy Statement/Prospectus"), and (B) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the Certificates of Merger with the Delaware Secretary of State and the Nevada Secretary of State with respect to the Merger as provided in the DGCL and the NGCL and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices as are set forth in
   Section 4.1(e) of the Disclosure Schedule.

             (f) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus (as defined in Section 6.1 (b)) will, at the time the Joint Proxy Statement/Prospectus is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The information supplied by the Company in the Joint Proxy Statement/Prospectus will not, at the date the Joint Proxy Statement/Prospectus is first mailed to the Company's Stockholders and at the time of the Company's Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. With regard to information supplied by the Company, the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. For purposes of this Agreement, the Parties agree that the statements made and information in the Joint Proxy Statement/Prospectus (other than information provided by Parent or any subsidiary of Parent in each case concerning Parent or such subsidiary expressly for inclusion therein) relating to the Federal income tax consequences of the transactions contemplated hereby to the holders of Banyan Shares shall be deemed to be supplied by the Company and not by Parent.

             (g) Absence of Super Majority Provision. Except for the approval of the Merger by the holders of a majority of the outstanding Banyan Shares ("Banyan Stockholder Approval"), no other stockholder action on the part of the Company is required for approval of the Merger and the transactions contemplated hereby. No provision of the Company's Certificate of Incorporation or By-laws or other governing instruments of its subsidiaries or the terms of any rights plan or other takeover defense mechanism of the Company would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights of a stockholder with respect to, securities of the Company and its subsidiaries that may be acquired or controlled by Parent or permit any stockholder to acquire securities of the Company on a basis not available to Parent in the event that Parent were to acquire securities of the Company.

             (h) Brokers. Except for The Harbor Group, Inc., no broker, investment banker or other person is entitled to receive from the Company or any of its subsidiaries any investment banking, brokerage or finder's fees in connection with this Agreement or the transactions contemplated hereby.

             (i) Litigation. To the best of the Company's knowledge, after due investigation, there is no suit, action, proceeding or investigation pending or threatened against or affecting the Company or any of its subsidiaries or any of their respective properties or employee benefit plans or fiduciaries thereof that could reasonably be expected to have a material adverse effect on the Company or prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement (and the Company is not aware of any basis for any such suit, action, proceeding or investigation), nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries or any of their respective properties or employee benefit plans or fiduciaries thereof having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

             (j) Undisclosed Liabilities. To the best of the Company's knowledge, after due investigation, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature, including liabilities under ERISA or federal or state environmental statutes, (whether accrued, absolute, contingent or otherwise) or which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Company; except those incurred in the ordinary course of business consistent with past operations and not related to the borrowing of money. The Company undertakes to notify the Parent of any change in this representation as soon as practicable after the Company learns or any potential liability. Neither the Company nor any of its subsidiaries maintains any employee benefit plans covered under ERISA.

             (k) Taxes. The Company is unaware of any material unpaid tax liability of itself and any of its subsidiaries not in the normal course of business. To the extent the Company learns of any such liability, or the Company acquires any business with such possible liability, the Company undertakes to inform the Parent and Sub of the possible extent of such liability as soon as practicable after the Company learns of any such liability.

        4.1 Representations and Warranties of Parent and Sub. Parent represents and warrants to, and agrees with, the Company as follows:

             (a) Organization, Standing and Power. The Parent and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the law of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. The Parent and each of its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed to do business (individually or in the aggregate) would not have a material adverse effect on the Company. The Parent will deliver to the Company complete and correct copies of its Certificate of Incorporation and By-laws and the articles or certificates of incorporation, by-laws or other similar organizational and governing documents of its subsidiaries.

             (b) Financial Statements and Other Financial Information Provided is Accurate. All of the financial statements, including the notes contained therein or annexed thereto (the "Parent Financial Statements"), and other financial information (the "Parent Financial Information"), heretofore or hereafter provided by the Parent or Sub to the Company, are and will be true, complete, accurate, prepared in accordance with generally accepted accounting principals ("GAAP") applied on a consistent basis, prepared in accordance with the books and records of the Parent, and fairly present, in accordance with GAAP, the assets, liabilities and financial position, the results of operations and cash flows of the Parent as of the dates and for the periods indicated.

             (c) Subsidiaries. Section 4.2(c) of the Disclosure Schedule lists each direct or indirect subsidiary of the Parent. Each of the Parent's subsidiaries that is not a corporation is duly organized under the laws of its jurisdiction of organization and has all requisite power and authority to carry on its business as it is now being conducted, and to own, operate and lease the assets that it now owns, operates or holds under lease. All the outstanding shares of capital stock of the Parent's subsidiaries that are corporations have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any person. All of the Parent's direct or indirect ownership interests in the Parent's subsidiaries that are not corporations have been duly authorized and validly issued or vested, were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any person, are fully paid and, except as set forth in Section 4.2(c) of the Disclosure Schedule, are non-assessable. Except as set forth in Section 4.2 (c) of the Disclosure Schedule, all such stock and ownership interests are owned of record and beneficially by the Parent or the Parent's subsidiary identified on such schedule as owning such interest, free and clear of all liens, pledges, security interests, charges, claims and other encumbrances of any kind or nature ("Liens"). Except as set forth in Section 4.2(c) of the Disclosure Schedule no person other than the Parent or a subsidiary of the Parent holds any equity interest of any kind in a subsidiary of the Parent. Except for the capital stock of its subsidiaries and except for the ownership interests set forth in Section 4.2 (c) of the Disclosure Schedule, the Parent does not own, directly or indirectly, any capital stock, equity interest or other ownership interest in any corporation, partnership, association, joint venture, limited liability company or other entity.

             (d) Earlier Mergers and Acquisitions. To the best of the Parent's knowledge, after due investigation, all of the prior business combinations to which the Parent was a party are effective and were made in accordance with the laws applicable to such Prior Business
   Combinations.

             (e) Capital Structure. The authorized capital stock of the Parent consists of 48,000,000 Shares of Old Common Stock and 2,000,000 shares of Preferred Stock, $0.001 par value ("Preferred Stock"). At the close of business on February 16, 1998, there were no shares of Preferred Stock Outstanding and (i) 4,958,502 of Old Common Stock were issued and outstanding, and (ii) 3,942,880 Shares of Old Common Stock were reserved for issuance pursuant to options (the "Parent Options") and warrants (the "Parent Warrants") granted and currently outstanding as set forth in
   Section 4.2(e) of the Disclosure Schedule. All outstanding shares of capital stock of the Parent are, and all such shares issuable upon exercise of the Parent Options and Parent Warrants will, if and when issued in accordance with the terms of their respective governing agreements, be, validly issued, fully paid and nonassessable and not subject to preemptive rights. No capital stock has been issued by the Parent since February 16, 1998, other than shares of Common Stock issued upon exercise of the Parent Options or the Parent Warrants, in accordance with their terms at such date. Except for the Parent Options and the Parent Warrants, there were no outstanding or authorized securities, options, warrants, calls, rights, commitments, preemptive rights, agreements, arrangements or undertakings of any kind to which the Parent or any of its subsidiaries is a party, or by which any of them is bound, obligating the Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other equity or voting securities of the Parent or of any of its subsidiaries or obligating the Parent or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Neither the Parent nor any of its subsidiaries are parties to, and to the best knowledge of the Parent no other person is party to, any voting trust, voting agreement, or similar voting agreement or arrangement relating to any equity security of the Parent or any subsidiary.

             (f) Authority; Non-contravention. The Parent and the Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Parent and the Sub and the consummation by the Parent and the Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Parent and the Sub, subject to Stockholder Approval (as defined in Section 4.2(i)). This Agreement has been duly and validly executed and delivered by the Parent and the Sub and constitutes a valid and binding obligation of the Parent and the Sub, enforceable against the Parent and the Sub in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer or similar laws affecting the enforcement of creditors' rights generally and pursuant to general equitable principles. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Parent or any of its subsidiaries under, any provision of
   (i) the Certificates of Incorporation or By-Laws of the Parent or the Sub or any provision of the comparable organizational documents of its subsidiaries, (ii) except as set forth in Section 4.2(f) of the Disclosure Schedule, any loan or credit agreement, note, bond, mortgage, indenture, lease, municipal contract or other agreement, instrument, permit, concession, franchise or license applicable to the Parent, the Sub or any of its subsidiaries or its respective properties or assets or (iii) subject to governmental filing and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation or arbitration award applicable to the Parent, the Sub or any of its subsidiaries or its respective properties or assets, other than, in the case of clause (ii), any such conflicts, violations, defaults, rights or liens, security interests, charges or encumbrances that individually or in the aggregate would not have a material adverse effect on the Parent or the Sub and would not materially impair the ability of the Parent or the Sub to perform their obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or agency, domestic or foreign, including local authorities (a "Governmental Entity"), is required by or with respect to the Parent, the Sub or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Parent or the Sub or the consummation by the Parent or the Sub of the transactions contemplated hereby, except for (i) the distribution of (A) the Joint Proxy Statement/Prospectus, and (B) such reports under Section 13(a) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the Certificates of Merger with the Delaware Secretary of State and the Nevada Secretary of State with respect to the Merger as provided in the DGCL and the NGCL and appropriate documents with the relevant authorities of any other states in which the Parent is qualified to do business and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices as are set forth in Section 4.2(f) of the Disclosure Schedule.

             (g) Information Supplied. None of the information supplied or to be supplied by the Parent for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and the Joint Proxy Statement/ Prospectus will, at the date the Joint Proxy Statement/Prospectus is first mailed to the Parent's stockholders and at the time of the Parent's Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. With regard to information supplied by the Parent and the Sub, the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. For purposes of this Agreement, the Parties agree that the statements made and information in the Joint Proxy Statement/Prospectus (other than information provided by Company or any subsidiary of the Company in each case concerning the Company or such subsidiary expressly for inclusion therein) relating to the Federal income tax consequences of the transactions contemplated hereby to the holders of Parent Shares shall be deemed to be supplied by the Parent and not by the Company.

             (h) Absence of Certain Changes or Events. To the best of the Parent's and the Sub's knowledge, after due investigation, since December 31, 1997, the Parent has conducted its business only in the ordinary course consistent with past practice, and there has not been (i) any material adverse change with respect to the Parent, (ii) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) with respect to any of the Parent's capital stock, (iii) (A) any granting by the Parent or any of its subsidiaries to any executive officer of the Parent or any of its subsidiaries of any increase in compensation,
   (B) any granting by the Parent or any of its subsidiaries to any such executive officer of any increase in severance or termination pay, or (C) any entry by the Parent or any of its subsidiaries into any employment, severance or termination agreement with any such executive officer, (iv) any damage, destruction or loss, whether or not covered by insurance, that has or could reasonably be expected to have a material adverse effect on the Parent, (v) any change in accounting methods, principles or practices by the Parent materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles, (vi) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Parent or give rise to a material adverse change with respect to the Parent, (vii) any event which, if it had taken place following the execution of this Agreement, would not have been permitted by Article V, or (viii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to prevent, hinder or materially delay the ability of the Parent to consummate the transactions contemplated by this Agreement. Parent and Sub undertake to inform the Company in the event of any change in this representation as soon as practicable after the Parent is aware of such a change.

             (i) Absence of Super Majority Provision. Except for the approval of the Merger by the holders of a majority of the outstanding Parent Shares ("Parent Stockholder Approval"), and the approval by the stockholder of Sub, no other stockholder action on the part of the Parent or the Sub is required for approval of the Merger and the transactions contemplated hereby. No provision of the Parent's Certificate of Incorporation or By-laws or other governing instruments of its subsidiaries or the terms of any rights plan or other takeover defense mechanism of the Parent would, directly or indirectly, restrict or impair the ability of Company to vote, or otherwise to exercise the rights of a stockholder with respect to, securities of the Parent and its subsidiaries that may be acquired or controlled by the Company or permit any stockholder to acquire securities of the Parent on a basis not available to the Company in the event that the Company were to acquire securities of the Parent.

             (j) Brokers. Except for a fee equal to three percent (3%) of the transaction payable in post acquisition stock to be paid to Financial Services Group, Incorporated by Parent, no broker, investment banker or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

             (k) Litigation. To the best of Parent's knowledge, there is no suit, action, proceeding or investigation pending or threatened against or affecting the Parent or any of its subsidiaries or any of their respective properties or employee benefit plans or fiduciaries thereof that could reasonably be expected to have a material adverse effect on the Parent or prevent, hinder or materially delay the ability of the Parent to consummate the transactions contemplated by this Agreement (and the Parent is not aware of any basis for any such suit, action, proceeding or investigation), nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Parent or any of its subsidiaries or any of their respective properties or employee benefit plans or fiduciaries thereof having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

             (l) Absence of Changes in Benefit Plans. To the best of Parent's and Sub's knowledge, after due investigation, since December 31, 1997, there has not been any adoption or amendment in any respect by the Parent or any of its subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical dependent care, cafeteria, employee assistance, scholarship program or other plan arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee or director of the Parent or any of its subsidiaries (collectively, "Benefit Plans").

                  Except as disclosed in Section 4.2(l) of the Disclosure Schedule, there exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Parent or any of its subsidiaries and any officer, director or employee of the Parent or any of its subsidiaries.

             (m)  Taxes.

             Except as set forth in Section 4.2 (m) of the Disclosure Schedule, each of the Parent and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax (as defined below) purposes of which the Parent or any of its subsidiaries is or has been a member, has timely filed all Tax Returns (as defined below) required to be filed by it and has timely paid (or the Parent has paid on its behalf) all Taxes which are due (whether or not shown on a Tax Return). Each of the Tax Returns filed by the Parent or any of its subsidiaries is accurate and complete in all material respects. The most recent consolidated financial statements of the Parent reflect an adequate reserve for all Taxes payable by the Parent and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements and through the Closing Date whether or not shown as being due on any Tax Returns. The consummation of the Merger will not cause the Parent to recognize any gain or income, including, without limitation, recognition of income or gain resulting from an excess loss account, deferred intercompany transaction or similar transactions. Except as described in Section 4.2(m) of the Disclosure Schedule, no deficiencies for any Taxes have been proposed, asserted or assessed against the Parent or any of its subsidiaries, and no requests for waivers of the time to assess any such Taxes have been granted or are pending. None of the Federal income Tax Returns of the Parent and its subsidiaries consolidated in such Tax Returns have been examined by the IRS. Except as set forth in
   Section 4.2(m) of the Disclosure Schedule, there are no current examinations of any Tax Return of the Parent or any of its subsidiaries being conducted and there are no settlements or any prior examinations which could adversely affect any taxable period for which the statute of
   limitations has not run.   As used herein, "Tax" or "Taxes" shall mean all
   taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity,
   domestic or foreign.   As used herein, "Tax Return" shall mean any return,
   report or statement required to be filed with any governmental authority with respect to Taxes.

             (n) No Excess Parachute Payments. Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Parent or any of its affiliates who is a "disqualified individual" (as such term is defined in Section 280(G)(c) of the Code) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).


             (o) Compliance with Laws. To the best of the Parent's knowledge, after due investigation, the Parent and its subsidiaries hold all required, necessary or applicable permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities to own, lease and operate all of their properties and assets and to conduct their business as now being conducted, except where the failure to so hold would not have a material adverse effect on the Parent (the "Parent Permits"). The Parent and its subsidiaries are in compliance with the terms of the Parent Permits except where the failure to so comply would not have a material adverse effect on the Parent. Neither the Parent nor any of its subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, permit or order of any Federal, state or local government, domestic or foreign, or any Governmental Entity, any arbitration award or any judgment, decree or order of any court or other Governmental Entity, applicable to the Parent or any of its subsidiaries or their respective businesses, assets or operations, except for violations and failures to comply that could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Parent.

             (p) Material Contracts and Agreements. The Parent will make available to the Company copies, and will provide a true and correct list to the Company, of all contracts and agreements with Governmental Entities and of all other material contracts, agreements, commitments, arrangements, leases, policies or other instruments to which it or any of its subsidiaries is a party or by which it or any such subsidiary is bound ("Material Contracts"). Neither the Parent nor any of its subsidiaries is, or has received any notice or has any knowledge that any other party is, in default in any respect under any such Material Contract, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default, except for those defaults which could not, individually or in the aggregate, reasonably be expected to have a material adverse effect with respect to the Parent.

             (q) Insurance. Parent will provide the Company with copies of all policies of insurance currently in effect relating to the business, operations, properties or assets of the Parent and its subsidiaries.

                  (r) Title to Properties, Parent and Sub do not own any real property. To the best of the Parent's and Sub's knowledge, Parent and Sub are in full compliance with all Leases.

             (s) Intellectual Property. Neither the Parent the Sub nor any of their Subsidiaries have any rights to any intellectual property of any description..

             (t) Labor Matters. To the best of the Parent's knowledge, there are no collective bargaining agreements or other labor union agreements or understandings to which the Parent or any of its subsidiaries is a party or by which any of them is bound, nor is it or any of its subsidiaries the subject of any proceeding asserting that it or any subsidiary has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions. Except as set forth in Section 4.2(t) of the Disclosure Schedule, neither the Parent nor any of its subsidiaries has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts and no such actions are threatened at present.

             (v) Undisclosed Liabilities. To the best of Parent's knowledge, after due investigation, none of the Parent or any of its subsidiaries has any liabilities or obligations of any nature, including liabilities under ERISA or federal or state environmental statutes, (whether accrued, absolute, contingent or otherwise) or which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Parent; except those incurred in the ordinary course of business consistent with past operations and not related to the borrowing of money. The Parent undertakes to notify the Company of any change in this representation as soon as practicable after the Parent learns of any potential liability. None of the Parent or any of its subsidiaries maintains any employee benefit plans covered under ERISA..

             (w) Transactions with Affiliates. Except for compensation and employee benefit arrangements, or as set forth in Section 4.2(w) of the Disclosure Schedule, no affiliate, officer or director of the Parent has had or has any interest in any person which has had transactions with the Parent or a subsidiary within the past three years.

                                    ARTICLE V

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

        5.1  Conduct of Business.

             (a) Ordinary Course. During the period from the date of this Agreement to the Effective Time of the Merger (except as otherwise specifically required by the terms of this Agreement), the Parent shall and shall cause its subsidiaries to carry on its respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, Governmental Entities, suppliers, insurers, licensors, licensees, distributors and others having business dealings with them, in each case consistent with past practice, to the end that their goodwill and ongoing businesses shall be unimpaired to the fullest extent reasonably possible at the Effective Time of the Merger. Without limiting the generality of the foregoing, and except as otherwise expressly set forth in this Agreement, during such period, the Parent shall not, and shall not permit any of its subsidiaries to:

                  (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of their capital stock,
   (B) split, combine or reclassify any of their capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of their capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Parties or any of their subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                  (ii) issue, deliver, sell, pledge or otherwise encumber any shares of their capital stock, any other voting securities or any securities convertible into any such shares; or issue, deliver, sell or grant any rights, warrants or options to acquire any such shares, voting securities or convertible securities; or issue, deliver, sell or grant any stock appreciation rights, phantom stock or similar rights or enter into any agreement to do any of the foregoing, except for the issuance of Parent Shares upon the exercise of the Parent Options or the Parent Warrants, all as outstanding on the date of this Agreement in accordance with their current terms;

                  (iii) amend their Certificates or Articles of Incorporation, By-laws or other comparable charter or organizational document;

                  (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company or other entity or division thereof or (B) any assets that would be material, individually or in the aggregate, to the Parent and its subsidiaries taken as a whole, except purchases of supplies and inventory in the ordinary course of business consistent with past practice;

                  (v) sell, lease, mortgage, pledge, grant a Lien on or otherwise encumber or otherwise dispose of any of their properties or assets, except sales of inventory in the ordinary course of business consistent with past practice;

                  (vi) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Parties or any of their subsidiaries, guarantee any debt securities of another person, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company;

                  (vii) make or incur any new capital expenditure or expenditures not set forth in the Parent's capital budget for fiscal 1998, or in an amount in excess of that set forth for any such item in such capital budgets (a true and correct copy of which budget has been previously furnished to the other Parties), except for capital expenditures not in excess of $5,000 as to any single item and $10,000 in the aggregate;

                  (viii) make any election relating to Taxes or settle or compromise any Tax liability;

                  (ix) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Parent or incurred in the ordinary course of business consistent with past practice;

                  (x) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Parent or any of its subsidiaries is a party;

                  (xi) terminate or amend in any material respect any contract or agreement material to the Parent;

                  (xii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

                  (xiii) except as expressly permitted by this Agreement, enter into any new collective bargaining agreement or any successor collective bargaining agreement to any collective bargaining agreement disclosed in Section 4.2(t) of the Disclosure Schedule;

                  (xiv) change any material accounting principle used by the Parent, except insofar as any such change is required by generally accepted accounting principles or by the rules and regulations of the SEC;

                  (xv) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises: (A) of litigation where the amount paid in settlement or compromise does not exceed $10,000, or (B) in consultation and cooperation with the Company, and, with respect to any such settlement, with the prior written consent of the Company;

                  (xvi) authorize any of, or commit or agree to take any of, the foregoing actions; or

                  (xvii) excluding inventory purchased for resale in the ordinary course of business, the Parent will not enter into any contracts or other material business obligations or commitments in excess of $10,000, or for a term longer than one year.

             (b)  Changes in Employment Arrangements.  Except as set forth in
   Section 5.1(b) of the Disclosure Schedule, neither the Parent nor any of its subsidiaries shall (except as may be required in order to give effect to the requirements of Section 6.6) adopt or amend (except as may be required by law, rule or regulation) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement (including any Benefit Plan) for the benefit or welfare of any employee, director or former director or employee or, other than increases for individuals (other than officers and directors) in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits of any director, employee or former director or employee or pay any benefit not required by any existing plan, arrangement or agreement by more than $10,000 for any individual and $20,000 in the aggregate for all such individuals. The Parent will maintain the employment of its current executive officers through the Closing Date.

             (c) Severance. Except as reflected in Section 5.1(b) of the Disclosure Schedule, neither the Parent nor any of its subsidiaries shall grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under their severance or termination pay policies in effect on the date hereof.

        5.2 Other Actions. The Parties shall not, and shall not permit any of their subsidiaries to, take any action that would, or that could reasonably be expected to, result in any of the representations and warranties of the respective Party set forth in this Agreement that are qualified as to materiality becoming untrue or inaccurate in any respect or in any of the representations and warranties set forth in this Agreement that are not so qualified becoming untrue in any material respect.

        5.3 Advice of Changes. The Parties shall promptly advise the other Parties orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a material adverse effect on either the Parent or the Company, or which contradicts any of such Party's representations and warranties in this Agreement.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

        6.1  Stockholder Approval; Preparation of the Joint Proxy
   Statement/Prospectus.

             (a) The Company and the Parent shall each, as soon as practicable following the execution and delivery of this Agreement on a date to be agreed upon between Parent and the Company, which date shall be set taking into account the status of pending regulatory matters pertaining to the transactions contemplated hereby, duly call, give notice of, convene and hold Stockholders Meetings of the Company and the Parent for the purpose of approving the Merger and the transactions contemplated thereby. The Company and the Parent will, through their respective Boards of Directors, recommend to their stockholders the approval and adoption of the Merger and the related transactions.

             (b) Promptly following the date of this Agreement, the Company and Parent shall prepare and file with the SEC a registration statement containing a Joint Proxy Statement/Prospectus on Form S-4 (the "Joint Proxy Statement/Prospectus"). Each of the Company and Parent shall use its reasonable efforts to have the Joint Proxy Statement/Prospectus declared effective under the Securities Act as promptly as practicable after such filing, subject to the setting of the date for the Company's Stockholders Meeting and the Parent's Stockholders Meeting as provided in
   Section 6.1(a). The Company and the Parent will use their reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to their respective stockholders as promptly as practicable after the Joint Proxy Statement/Prospectus is declared effective under the Securities Act. Parent shall also take such reasonable actions (other than qualifying to do business in any jurisdiction in which it is not now so qualified) as may be required to be taken under any applicable state securities laws in connection with the issuance of New Common Stock as Merger Consideration, and the Company shall furnish all information concerning the Company and the holders of the Banyan Shares as may be reasonably requested in connection with any such action. Each Party will notify the other Party promptly of the receipt of any written or oral comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Joint Proxy Statement/Prospectus or for additional information and will supply the other with copies of all correspondence between the Party or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Joint Proxy Statement/Prospectus or the Merger.

             (c) The Company will cause its transfer agent to make stock transfer records relating to the Company available to the extent reasonably necessary to effectuate the intent of this Agreement.

        6.2 Letter of the Company's Accountants. The Company shall use its best efforts to cause to be delivered to Parent a letter of BDO Seidman, LLP, the Company's independent public accountants, dated a date within two business days before the date on which the Joint Proxy Statement/Prospectus shall become effective and addressed to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the registration statement containing the Joint Proxy Statement/Prospectus. In connection with the Company's efforts to obtain such letter, if requested by BDO Seidman, LLP, Parent shall provide a representation letter to BDO Seidman, complying with Statements on Auditing Standards ("SAS") 72 and 76, if then required.

        6.3 Letter of Parent's Accountants. Parent shall use its best efforts to cause to be delivered to the Company a letter of Ernst & Young, LLP, Parent's independent public accountants, dated a date within two business days before the date on which the Joint Proxy Statement/Prospectus shall become effective and addressed to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the registration statement containing the Joint Proxy Statement/Prospectus. In connection with Parent's efforts to obtain such letter, if requested by Ernst & Young, LLP, the Company shall provide a representation letter to Ernst & Young, LLP complying with SAS 72 and 76, if then required.

        6.4  Access to Information.

             (a) The Parties shall, and shall cause each of their subsidiaries, officers, employees, counsel, financial advisors and other representatives to, afford to the other Party, and to the other Party's accountants, counsel, financial advisors and other representatives, reasonable access during the period from the date hereof to the Effective Time of the Merger to the Party's and its subsidiaries' respective officers, employees, representatives, properties, books, contracts, commitments and records and, during such period, the Parties shall, and shall cause each of their subsidiaries, officers, employees, counsel, financial advisors and other representatives to, furnish promptly to the other Party (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (ii) all other information concerning its business, properties, financial condition, operations and personnel as such party may from time to time reasonably request. The Parties agree to advise the other Party of all material developments with respect to the Parties, their subsidiaries and their respective assets and liabilities from the date hereof to the Effective Time of the Merger.

             (b) Except as required by law, each of the Parties shall hold, and cause their respective directors, officers, employees, accountants, counsel, financial advisors and representatives and affiliates to hold, any non-public information in confidence. Any investigation by any Party of the assets and business of the other Party and its subsidiaries shall not affect any representations and warranties hereunder.

             (c) The Parties agree to permit members of the other Party's audit team to review and examine the work papers of each other's independent public accountants with respect to such Party and its subsidiaries.

             (d) Each Party shall also promptly notify the other Party of any notices from or investigations of which such Party is aware by Governmental Entities that could materially affect such Party's business or assets. The Parties will promptly notify the other Party of any notices from or investigations by Governmental Entities that could materially affect the consummation of the Merger. In the event of the termination of this Agreement, each Party promptly will deliver to the other Party (and destroy all electronic data reflecting the same) all documents, work papers and other material (and any reproductions or extracts thereof and any notes or summaries thereto) obtained by such Party or on its behalf from such other Party or its subsidiaries as a result of this Agreement or in connection therewith so obtained before or after the execution hereof.

        6.5  Reasonable Efforts; Notification.

             (a) Upon the terms and subject to the conditions set forth in this Agreement, except to the extent otherwise provided in this Section 6.5, each of the Parties agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments (including any required supplemental indentures) necessary to consummate the transactions contemplated by this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, take all action necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and (iii) cooperate with Parent in the arrangements for refinancing any indebtedness of, or obtaining any necessary new financing for, the Company, it being understood that the failure to obtain any such financing or refinancing shall not be a basis for terminating this Agreement.

             (b) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations or warranties or covenants or agreements of the Parties or the conditions to the obligations of the Parties hereunder.

        6.6 Indemnification. Parent agrees that all rights to indemnification for acts or omissions occurring prior to the Effective Time of the Merger now existing in favor of the current or former directors or officers of the Company and its subsidiaries as provided in their respective Certificates of Incorporation or By-laws, as in effect on the date hereof, shall survive the Merger.

        6.7 Fees and Expenses. Except as provided in Article IX, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees and expenses, whether or not the Merger is consummated, provided, however, that nothing herein contained shall relieve any Party hereto for any liability for breach of this Agreement.

        6.8 Public Announcements. Parent, on the one hand, and the Company, on the other hand, will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except that each Party may respond to questions from stockholders may respond to inquiries from financial analysts and media representatives in a manner consistent with its past practice and each Party may make such disclosure as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or association without prior consultation to the extent such consultation is not reasonably practicable. The Parties agree that the initial press release or releases to be issued in connection with the execution of this Agreement shall be mutually agreed upon prior to the issuance thereof.

        6.9 Stockholder Litigation. The Parties shall give the other Parties the opportunity to participate in the defense or settlement of any stockholder litigation against the Parties and their directors relating to the transactions contemplated by this Agreement until the Effective Time of the Merger, and thereafter, the Surviving Corporation shall direct the defense of such litigation but will give the former directors of the Parent an opportunity to participate in such litigation; provided, however, that no settlement of litigation under which persons who were Parent's directors prior to the Effective Time of the Merger will be agreed to without such person's consent, which shall not be unreasonably withheld.


                                   ARTICLE VII

                              CONDITIONS PRECEDENT

        7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver by each Party on or prior to the Closing Date of the following conditions:

             (a) Company Stockholder Approval and New Common Stockholder Approval. The Company Stockholder Approval and the New Common Stockholder Approval shall have been obtained.

             (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the parties hereto shall, subject to Section 6.5, use reasonable efforts to have any such injunction, order, restraint or prohibition vacated.

             (c) Joint Proxy Statement/Prospectus Effectiveness. The Joint Proxy Statement/Prospectus shall be effective under the Securities Act on the Closing Date, and all post-effective amendments filed shall have been declared effective or shall have been withdrawn; and no stop-order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or, to the knowledge of the Parties, threatened by the SEC.

             (d) Exchange Listing. The New Common Stock to be issued as Merger Consideration shall have been approved for listing on the NASDAQ Small Cap Market.

             (e) Blue Sky Filings. There shall have been obtained any and all material permits, approvals and consents of securities or "blue sky" authorities of any jurisdiction that are necessary so that the consummation of the Merger and the transactions contemplated thereby will be in compliance with applicable laws, the failure to comply with which would have a material adverse effect on Parent or the free transferability of the Parent Shares (other than Parent Shares of holders who were "affiliates", within the meaning of Rules 144 and 145(c) under the Securities Act, of the Company or who are "affiliates" of Parent).

        7.2 Conditions of Parent. Subject to waiver by the Parent, the obligation of Parent to consummate the Merger are further subject to the satisfaction at the Effective Time of the Merger, of the following conditions:

             (a) Compliance. The agreements and covenants of the Company to be complied with or performed on or before the Closing Date pursuant to the terms hereof shall have been duly complied with or performed in all material respects and Parent shall have received a certificate dated the Closing Date and executed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

             (b) Certifications and Opinion. The Company shall have furnished Parent with:

                  (i) a certified copy of a resolution or resolutions duly adopted by the Board of Directors of the Company approving this Agreement and consummation of the Merger and the transactions contemplated hereby and directing the submission of the Merger to a vote of the stockholders of the Company;

                  (ii) a certified copy of a resolution or resolutions duly adopted by the holders of a majority of the outstanding Banyan Shares approving the Merger and the transactions contemplated hereby;

                  (iii) a favorable opinion dated the Closing Date, in customary form and substance, of Spector, Gadon & Rosen, P.C., counsel for the Company, dated the Closing Date to the effect that:

                       (A) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has corporate power to own its properties and assets and to carry on its business as presently conducted and as described in the Joint Proxy Statement/Prospectus;

                       (B) The Company has the requisite corporate power to effect the Merger as contemplated by this Agreement; the execution and delivery of this Agreement did not, and the consummation of the Merger will not, violate any provision of the Company's Articles of Incorporation or By-Laws; and upon the filing by the Surviving Corporation of the Articles of Merger, the Merger shall become effective;

                       (C)  Each of the Company's subsidiaries is a
   corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has corporate power to own its properties and assets and to carry on its business as presently conducted and all of the outstanding capital stock of each subsidiary is owned of record and, to the best of such counsel's knowledge, beneficially by the Company and/or another subsidiary, free and clear of all liens, security interests and other encumbrances; and

                       (D) The Board of Directors of the Company has taken all action required by the DGCL and its Articles of Incorporation or its By-Laws to approve the Merger and to authorize the execution and delivery of this Agreement and the transactions contemplated thereby; the Board of Directors and the stockholders of the Company have taken all action required by the DGCL and its Articles of Incorporation and By-Laws to authorize the Merger in accordance with the terms of this Agreement; and this Agreement is a valid and binding Agreement of the Company enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer or similar laws affecting the enforcement of creditors' rights generally and pursuant to general equitable principles.

             (c) Representations and Warranties True. To the best of the Company's knowledge, the representations and warranties of the Company contained in this Agreement (other than any representations and warranties made as of a specific date) that are qualified as to materiality shall be true in all respects and the representations and warranties of the Company contained in this Agreement (other than any representations and warranties made as of a specific date) that are not so qualified shall be true in all material respects, in each case on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, the representations and warranties of the Company contained in the Agreement made as of a specific date shall remain true as of such date, and Parent shall have received a certificate to that effect dated the Closing Date and executed on behalf of the Company by the chief executive officer and the chief financial officer of the Company.

             (d) Tax Opinion. Parent shall have received an opinion of Foley & Lardner in form and substance satisfactory to Parent, to the effect that the tax consequences to holders of Old Common Stock of the transactions contemplated by this Agreement as described in Joint Proxy Statement/Prospectus are more likely than not to be the ultimate tax consequences.

             (e) Affiliate Letters. Parent shall have received from the Company a list of such persons, if any, as counsel for the Company state may be "affiliates" of the Company, within the meaning of Rules 144 and 145(c) under the Securities Act, and shall have received from such persons undertakings in writing to the effect that no disposition will be made by such persons of any Parent Shares received or to be received pursuant to the Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder. Parent shall not be required to maintain the effectiveness of the Joint Proxy Statement/Prospectus for the purpose of resale by stockholders of the Company who may be "affiliates" pursuant to Rule 145 under the Securities Act and Parent may require that the certificate for any Parent Shares to be received by such affiliates as Merger Consideration contain a legend that such Parent Shares may not be transferred except in compliance with such undertaking.

             (f) Corporate Dividend Laws. Parent shall have received an opinion of Ernst & Young, LLP that the Pre-Merger Dividend will not violate any statutory or case law governing the declaration and payment of dividends or other distributions by the Parent.

             (g) Consents, etc. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as are necessary in connection with the transactions contemplated hereby have been obtained, except such licenses, permits, consents, approvals, authorizations, qualifications and orders which are not, individually or in the aggregate, material to Parent or the Company or the failure of which to have received would not (as compared to the situation in which such license, permit, consent, approval, authorization, qualification or order had been obtained) materially detract from the aggregate benefits to Parent of the transactions reasonably contemplated hereby.

             (h) No Litigation. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other person any suit, action or proceeding which has a reasonable likelihood of success) (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from Parent or any of its subsidiaries any damages that are material in relation to Parent and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership as to any shares of Common Stock of the Surviving Corporation, including, without limitation, the right to vote the Common Stock of the Surviving Corporation on all matters properly presented to the stockholders of the Surviving Corporation or (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or its subsidiaries.

             (i) Dissenting Stockholders. The holders of not more than 5% of the outstanding Banyan Shares shall have given proper notice of their intent to exercise appraisal rights to require the purchase of their Banyan Shares as contemplated by Section 3.1(e) (in calculating the foregoing, holders of Banyan Shares who give notice but subsequently waive their rights in accordance with Section 262 of the DGCL to require purchase of their Banyan Shares, shall not be included).

             (j) Satisfactory Due Diligence. The results of due diligence conducted by Parent with respect to the Company shall be satisfactory to Parent.

             (k) No Material Adverse Change. There shall not have occurred any material adverse change with respect to the Company since December 31, 1997.

             (l) Opinion of Financial Advisor. Parent shall have received the opinion of McDonald & Company, prior to the mailing of the Proxy Statements, to the effect that the terms of the Merger are fair to the holders of the New Common Stock from a financial point of view.

             (m) Employment Agreements. The Surviving Corporation shall buy-out the employment agreements between the Parent and Jugal K. Taneja and Susan J. Carmichael on mutually agreeable terms upon Closing and shall enter into one year employment agreements with Mr. Taneja and Ms. Carmichael pursuant to which Mr. Taneja shall receive fifty percent (50%) of his current annual salary and Ms. Carmichael shall receive one hundred percent (100%) of current annual salary.

             (n) Lender Approval. To the extent required, all lenders to Parent and the Company shall have approved the consummation of the Merger or shall have waived any objection or right to object with respect thereto.

        7.3 Conditions of the Company. Subject to waiver by the Company, the obligations of the Company to consummate the Merger are further subject to the satisfaction at the Effective Time of the Merger of the following conditions:

             (a) Compliance. The agreements and covenants of Parent to be complied with or performed on or before the Closing Date pursuant to the terms hereof shall have been duly complied with or performed in all material respects and the Company shall have received a certificate dated the Closing Date on behalf of Parent by the President and the Chief Financial Officer of Parent to such effect.

             (b) Certifications and Opinion. Parent shall have furnished the Company with:

                  (i) a certified copy of a resolution or resolutions duly adopted by the Board of Directors or a duly authorized committee thereof of Parent approving this Agreement and consummation of the Merger and the transactions contemplated hereby, including the issuance, listing and delivery of the Parent Shares pursuant hereto;

                  (ii) a certified copy of a resolution or resolutions duly adopted by the holders of a majority of the outstanding Old Common Stock approving the Merger and the transactions contemplated hereby;

                  (iii) a favorable opinion, dated the Closing Date, in customary form and substance, of Foley & Lardner, counsel for Parent and Sub to the effect that:

                       (A) Parent and Sub are corporations duly organized, validly existing and in good standing under the laws of the State of Nevada and have corporate power to own their properties and assets and to carry on their business as presently conducted and as described in the Joint Proxy Statement/Prospectus. Parent and Sub have the requisite corporate power to carry out their obligations under this Agreement. The execution and delivery of this Agreement did not, and the consummation of the Merger will not, violate any provision of Parent's or the Sub's Certificate of Incorporation or By-Laws;

                       (B) Parent and Sub have taken all action required by the NGCL, their Certificates of Incorporation or their By-Laws to authorize such execution and delivery and the transactions contemplated by this Agreement, including the Merger in accordance with the terms of this Agreement; and this Agreement is a valid and binding agreement of Parent and Sub enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer or similar laws affecting the enforcement of creditors' rights generally or pursuant to general equitable principles; and

                       (C)  Each of the Parent's subsidiaries is a
   corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has corporate power to own its properties and assets and to carry on its business as presently conducted and all of the outstanding capital stock of each subsidiary is owned of record and, to the best of such counsel's knowledge, beneficially by the Parent and/or another subsidiary, free and clear of all liens, security interests and other encumbrances; and

                       (D) The New Common Stock to be issued pursuant to the Merger will be duly authorized and, when issued and delivered as contemplated hereby, will have been legally and validly issued and will be fully paid and non-assessable and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof under Nevada law or Parent's Certificate of Incorporation or By-laws.

             (c) Representations and Warranties True. To the best of the Parent's knowledge, the representations and warranties of Parent contained in this Agreement (other than any representations and warranties made as of a specific date) that are qualified as to materiality shall be true in all respects and the representations and warranties of Parent contained in this Agreement (other than any representations and warranties made as of a specific date) that are not so qualified shall be true in all material respects, in each case on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except as contemplated or permitted by this Agreement, and the Company shall have received a certificate to that effect dated the Closing Date and executed on behalf of Parent by the President, any Vice President or the Treasurer of Parent.

             (d) Tax Opinion. The Company shall have received an opinion of Spector, Gadon & Rosen, P.C. in form and substance satisfactory to the Company, to the effect that for federal income tax purposes and conditioned upon certain representations of managements of the Company and Parent as to certain customary facts and circumstances regarding the Merger; (i) the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code; (ii) no gain or loss will be recognized by the Company as a result of the Merger; (iii) no realized loss will be recognized by stockholders of the Company upon the receipt by them of the Merger Consideration in exchange for their Banyan Shares pursuant to the Merger; (iv) any realized gain will be recognized by a stockholder of the Company to the extent of the cash portion of the Merger Consideration received pursuant to the Merger; (v) the aggregate tax bases of Parent Shares received by the stockholders of the Company will be the same as the aggregate tax bases of the Banyan Shares surrendered in exchange therefor and increased by the gain recognized on the Merger; and
   (vi) the holding period of Parent Shares received by the stockholders of the Company will include the period during which the Banyan Shares surrendered in exchange therefor were held, provided the Banyan Shares were held as a capital asset at the Effective Time of the Merger.

             (e) Dissenting Stockholders. If applicable, the holders of not more than 5% of the outstanding Old Common Stock shall have given proper notice of their intent to exercise appraisal rights to require the purchase of their Old Common Stock as contemplated by Section 3.1(e) (in calculating the foregoing, holders of Old Common Stock who give notice but subsequently waive their rights in accordance with Section ____ of the NGCL to require purchase of their Old Common Stock, shall not be included).

             (f) Satisfactory Due Diligence. The results of due diligence conducted by the Company with respect to Parent shall be satisfactory to the Company.

             (g) No Material Adverse Change. There shall not have occurred any material adverse change with respect to Parent since December 31, 1997.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

        8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of matters presented in connection with the Merger by the Stockholders of the Company and the Parent:

             (a)  by mutual written consent of Parent and the Company;

             (b)  by either Parent or the Company:

                  (i) if the stockholders of the Company or the Parent fail to give any required approval of the Merger and the transactions contemplated hereby upon a vote at a duly held meeting of stockholders of the Company or the Parent or at any adjournment thereof;

                  (ii) if any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

                  (iii) if the Merger shall not have been consummated on or before August 1, 1998, (to be extended by consent of the parties if delayed by review by regulatory bodies) unless the failure to consummate the Merger is the result of a material breach of this Agreement by the Party seeking to terminate this Agreement;

                  (iv) by Parent or the Company, as the case may be based upon the material breach of any representation, warranty, covenant or agreement contained in the Agreement by the other Party; a material adverse change with respect to the other Party or the failure to satisfy all conditions precedent unless such failure is waived by the Party whose performance is conditioned thereon;

             (c) by the Parties pursuant to a sale submitted under Article IX hereof; or

             (d)  by the Parent or the Company pursuant to Section 9.1(c).


                                   ARTICLE IX

                    SPECIAL PROVISIONS AS TO CERTAIN MATTERS

        9.1  No Solicitation.

             (a) The Parties shall not, nor shall they permit any of their subsidiaries to, nor shall they authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor, agent or representative of such Party or any of their subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any takeover proposal, (ii) enter into any agreement (other than confidentiality and standstill agreements in accordance with the immediately following proviso) with respect to any takeover proposal, or
   (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal; provided, however, in the case of this clause (iii), that prior to the vote of stockholders of the Company and the stockholders of the Parent for approval of the Merger (and not thereafter if the Merger is approved thereby) to the extent required by the fiduciary obligations of the Board of Directors of the Party, determined in good faith by a majority of the disinterested members thereof based on the advice of outside counsel, the Party may, in response to an unsolicited request therefor, furnish information to any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) pursuant to a confidentiality and standstill agreement reasonably satisfactory to the other Party. Without limiting the foregoing, the Parties understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of the Parties or any of their subsidiaries or any investment banker, attorney or other advisor, agent or representative of the Parties, whether or not such person is purporting to act on behalf of such Party or otherwise, shall be deemed to be a material breach of this Agreement by such Party. As consideration for their foregoing respectve agreement to "stand still," each of the Company and the Parent, shall cause a warrant to be issued in the name of the other for the purchase of 250,000 shares of common stock at their respective bid closing prices on January 27, 1998. For purposes of this Agreement, "takeover proposal" means (i) any proposal, other than a proposal by another Party or any of their affiliates, for a merger or other business combination involving a Party,
   (ii) any proposal or offer, other than a proposal or offer by another Party or any of its affiliates, to acquire from the Party or any of its affiliates in any manner, directly or indirectly, an equity interest in the Party or any subsidiary, any voting securities of the other Party or any subsidiary or a material amount of the assets of the Party and its subsidiaries, taken as a whole, or (iii) any proposal or offer, other than a proposal or offer by another Party or any of its affiliates, to acquire from the stockholders of the Party by tender offer, exchange offer or otherwise more than 5% of the outstanding shares of such Party.

             (b) Neither the Board of Directors of any Party nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the other Parties the approval or recommendation by the Board of Directors of such Party or any such committee of this Agreement or the Merger or take any action having such effect or (ii) approve or recommend, or propose to approve or recommend, any takeover proposal. Notwithstanding the foregoing, in the event the Board of Directors of a Party receives a takeover proposal that, in the exercise of its fiduciary obligations (as determined in good faith by a majority of the disinterested members thereof based on the advice of outside counsel), it determines to be a superior proposal, the Board of Directors of such Party may withdraw or modify its approval or recommendation of this Agreement or the Merger and may (subject to the following sentence) terminate this Agreement, in each case at any time after the fifth business day following the other Party's receipt of written notice (a "Notice of Superior Proposal") advising the other Party that the Board of Directors has received a takeover proposal which it has determined to be a superior proposal, specifying the material terms and conditions of such superior proposal (including the proposed financing for such proposal and a copy of any documents conveying such proposal) and identifying the person making such superior proposal. The Party may terminate this Agreement pursuant to the preceding sentence only if the stockholders of the Party shall not yet have voted upon the Merger and the Party shall have paid the amounts provided for in Section 9.2(a). Nothing contained herein shall prohibit a Party from taking and disclosing to its stockholders a position contemplated by Rule 14e--2(a) prior to the sixth business day following such Party's receipt of a Notice of Superior Proposal provided that the Party does not withdraw or modify its position with respect to the Merger or take any action having such effect or approve or recommend a takeover proposal.

             (c) In the event that the Board of Directors of a Party or any committee thereof shall in full compliance with Sections 9.1(a) and (b),
   (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the other Parties, the approval or recommendation by the Board of Directors of the Party or any such committee of this Agreement or the Merger or take any action having such effect or (ii) approve or recommend, or propose to approve or recommend, any takeover proposal, the other Party may terminate this Agreement.

             (d) For purposes of this Agreement, a "superior proposal" means any bona fide takeover proposal to acquire, directly or indirectly, all of the shares of such Party then outstanding or all or substantially all the assets of the Party, and otherwise on terms which a majority of the disinterested members of the Board of Directors of the Party determines in its good faith reasonable judgment (based on the written advice of a financial advisor of nationally recognized reputation, a copy of which shall be provided to the other Party) to be more favorable to the Party's stockholders than the Merger.

             (e) In addition to the obligations of the Parties set forth in paragraph (b), the Parties shall promptly advise the other Party orally and in writing of any takeover proposal or any inquiry with respect to or which could lead to any takeover proposal, the material terms and conditions of such inquiry or takeover proposal (including the financing for such proposal and a copy of such documents conveying such proposal), and the identity of the person making any such takeover proposal or inquiry. The Party will keep the other Party fully informed of the status and details of any such takeover proposal or inquiry.

        9.2  Expense Reimbursements.

             (a) In the event this Agreement is terminated by the failure of a Party's stockholders to approve the Merger or in the event that this Agreement is terminated pursuant to Section 9.1(c) or 9.1(d), the Party shall pay to the other Party the sum of $250,000 as liquidated damages and not as a penalty.

             (b) Except as set forth in this Section 9.2, neither Parent nor the Company shall have any obligation or liability to the other as a result of the termination of this Agreement pursuant to Section 8.1, except that (i) the provisions of Section 6.4(c), 6.8, 6.9 and 9.2 shall survive termination and (ii) nothing herein and no termination pursuant to
   Article VIII shall relieve any party from liability for breach of this Agreement.


                                    ARTICLE X

                               GENERAL PROVISIONS

        10.1 Survival of Representations and Warranties. All of the representations and warranties in this Agreement or in any instrument delivered by the Company or Parent pursuant to this Agreement shall survive the Effective Time of the Merger. This Section 10.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time of the Merger.

        10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or sent by overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

             (a)  if to Parent, to

                  NuMED Home Health Care, Inc.
                  5770 Roosevelt Blvd., Suite 700
                  Clearwater, Florida 34620
                  Telephone:     (813) 524-3227
                  Facsimile:     (813) 524-3349
                  Confirm:       (813) 524-3227

                  Attention:     Jugal K. Taneja, Chairman and CEO
                                 Susan J. Carmichael, President
                                 Thomas V. Chema, Director

                  with copies (which shall not constitute notice) to:

                  Foley & Lardner
                  100 North Tampa Street, Suite 2700
                  Tampa, Florida 33602
                  Telephone:     (813) 229-2300
                  Facsimile:     (813) 221-4210
                  Confirm:       (813) 229-2300 ext. 206

                  Attention:     Martin A. Traber, Esq.


             (b)  if to the Company, to

                  Banyan Healthcare Services, Inc.
                  1701 Locust Street
                  Suite 409
                  Philadelphia, PA 19103
                  Telephone:     (215) 732-4007
                  Facsimile:     (215) 732-6876
                  Confirm:
                  Attention:     John P. Serubo, President

                  with a copy (which shall not constitute notice) to:

                  Spector, Gadon & Rosen, P.C.
                  Seven Penn Center - 7th Floor
                  Philadelphia, Pennsylvania 19103
                  Telephone:     (215) 241-8888
                  Facsimile:     (215) 241-8844
                  Confirm:       (215) 241-8888
                  Attention:     Christopher P. Flannery, Esq.

        10.3 Definitions.  For purposes of this Agreement:

             (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first person;

             (b) "material adverse effect" or "material adverse change" means, when used in connection with any person, any change or effect (or any development that, insofar as can reasonably be foreseen, could reasonably be expected to result in any change or effect) that is materially adverse to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of that person and its subsidiaries, taken as a whole;

             (c) "person" means an individual, corporation, partnership, association, trust, unincorporated organization or other entity;

             (d) a "subsidiary" of any person means any corporation, partnership, association, joint venture, limited liability company or other entity in which such person has an ownership interest.

        10.4 Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

        10.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        10.6 Entire Agreement: No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except for the provisions of Section 6.7, is not intended to confer upon any person other than the parties any rights or remedies hereunder.

        10.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        10.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

        10.9 Enforcement of the Agreement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States located in the State of Florida or in any other Florida state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the Parties hereto agrees that it will not bring any action relating to this Agreement in any court other than a Federal or state court sitting in the Middle District of Florida.

        10.10 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

        IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                 NUMED HOME HEALTH CARE, INC.


                                 By:        /s/ Jugal K. Taneja
                                 Name:      Jugal K. Taneja
                                 Title:     Chairman and Chief Executive
                                            Officer

                                 BANYAN ACQUISITION CORP.


                                 By:        /s/ Jugal K. Taneja
                                 Name:      Jugal K. Taneja
                                 Title:     Chairman and Chief Executive
                                            Officer



                                 BANYAN HEALTHCARE SERVICES, INC.


                                 By:        /s/ John P. Serubo
                                 Name:      John P. Serubo
                                 Title:     President